Exhibit 10.34
AMENDMENT NO. 4
SERVICE CORPORATION INTERNATIONAL
EMPLOYEE STOCK PURCHASE PLAN
     This Amendment is executed by Service Corporation International (“Company”) effective as of January 1, 1994.
W I T N E S S E T H:
     WHEREAS, the Company executed the Service Corporation International Stock Purchase Plan on August 22, 1979, Amendment No. 1 thereto on June 5, 1981, Amendment No. 2 thereto on October 19, 1988, and Amendment No. 3 thereto on June 19, 1990 (as amended, the “plan”), which continues in force and effect, and is made a part hereof by reference; and
     WHEREAS, the Company is desirous of amending Sections 1 and 4 and Subsections 1.03, 1.05, 1.06, 3.01, 3.02, 5.01, 7.02, 8.02 and 8.03 of the Plan effective as of January 1, 1994;
     NOW, THEREFORE, in consideration of the premises, the Company hereby amends the Plan in the following respect:
     1. Section 1 of the Plan is amended to include the following new Subsections:
     “1.12 Plan Year: A 52 or 53-week period ending on the last Friday of December; provided that the first Plan Year shall begin on January 1, 1994 and end on December 30, 1994.
     1.13 Identified Shares: With respect to any Plan Participant, the shares of common stock of the Company then held in the Participant’s account that:
(a)	were acquired by Merrill Lynch on behalf of the Participant subsequent to December 31, 1993, pursuant to (i) contributions by the Participant as provided in Subsection 3.01 hereof, (ii) contributions by the Company as provided in Subsection 3.02 hereof made, including Discretionary Contributions forwarded to Merrill Lynch, or (iii) the reinvestment of cash dividends paid with respect to shares that constituted Identified Shares at the time of such payment; or

(b)	represent stock dividends (other than Significant Stock Dividends) paid with respect to shares that constituted Identified Shares at the time of such payment.

     1.14 Share Increase: With respect to any Plan Participant, the excess, if any, of the number of Identified Shares in his account at the end of the Plan Year over the greatest number of Identified Shares in his account at the end of any of the three preceding Plan Years; provided that, for purposes of computing the Share Increase, the number of Identified Shares held at the end of each Plan Year preceding the first Plan Year ending December 30, 1994, shall be deemed to be zero.
     1.15 Share Increase Value: With respect to any Plan Participant, the product of (x) such Participant’s Share Increase for the Plan Year and (y) the average per share cost of common stock of the Company purchased with employee contributions during the Plan Year.
     1.16 Significant Stock Dividend: A stock dividend or split representing in excess of five percent (5%) of the shares on which the dividend or split is declared.”
     2. Subsection 1.03 is hereby amended to read as follows in its entirety:
     “1.03 Employing Company: The Company and any wholly owned or controlled (either directly or indirectly) U.S. or Canadian subsidiary corporation.
     3. Subsection 1.05 is hereby amended to read as follows in its entirety:
     “1.05 Employee: Any employee of an Employing Company who is of legal age, other than Directors and officers of the Company, and who is classified as a Regular Full-Time Employee as defined in the Company’s Employee Manual.”
     4. Subsection 1.06 is hereby amended to read as follows in its entirety:
     “1.06 Participant: An Employee who has participated in the Plan through payroll deductions at any time during the relevant Plan Year.”
     5. Subsection 3.01 is hereby amended to read as follows in its entirety:
     “A Participant who is an Employee of a U.S. Employing Company may elect to contribute under the Plan, by means of regular payroll deductions from his Earnings, no less than $10.00 (U.S.) per month, and any amount, in multiples of $5.00 (U.S.), in excess thereof, except that the maximum monthly contribution under the Plan is $500.00 (U.S.). A Participant who is an Employee of a Canadian Employing Company may elect to contribute under the Plan, by means of regular payroll deductions from his Earnings, no less than $12.00 (Cdn.) per month, and any amount, in multiples of $3.00 (Cdn.), in excess thereof, except that the maximum monthly contribution under the Plan is $600.00 (Cdn.); provided, that such minimum and maximum contributions may be adjusted at the beginning of any Plan Year if necessary to more closely approximate the currency exchange equivalent of the U.S. minimum and maximum contributions. Such elections shall be made on the form provided by the Company.
     A Participant may at any time increase or decrease the rate or amount of his contribution to the Plan by delivering proper written notice to the Company; provided that such increase or decrease shall be in the amount of $5.00 (U.S.) ($3.00 (Cdn.) for any Employee of a Canadian Employing Company) or a multiple thereof. A Participant may also terminate his participation at any time by delivering proper written notice of revocation of his deduction authorization to the Company. Such revision or termination shall be effective as soon as practicable after receipt of such notice by the Company, but shall not apply to any deduction or purchase theretofore made. Participation shall be automatically suspended during a Leave of Absence and active participation may resume upon the expiration of such Leave of Absence if the Participant returns to work.”
     6. Subsection 3.02 is hereby amended to read as follows in its entirety:
     “3.02 Company Contributions: On or before January 15 of each year during which this Plan shall remain in effect, beginning with January 15, 1995, Merrill Lynch will deliver to the Company a schedule and diskette in Lotus format listing all Plan Participants as of the end of the immediately preceding Plan Year who have submitted forms that authorize Merrill Lynch to release Share Increase information to the Company, together with the Share Increase for each such Participant as of such date. Within 30 days of the receipt of such schedule, the Company shall calculate the Share Increase Value for each Participant listed who was an Employee at the end of such Plan Year (including an Employee who is on an authorized leave of absence) and shall make a contribution (“Regular Contribution”) under the Plan on behalf of each such Participant in an amount equal to 25% of his respective Share Increase Value, subject to a maximum Regular Contribution of $1,500 (U.S.) per Participant ($1,800 (Cdn.) per Participant that is an Employee of a Canadian Employing Company) per Plan Year.
     In addition to the Regular Contribution, the Company may, in any year and in its sole discretion, authorize and make an additional contribution (“Discretionary Contribution”) on behalf of each Participant who received a Regular Contribution in an amount equal to a designated percentage of such Participant’s Share Increase Value.
     No part of the Company’s Regular or Discretionary Contributions, once forwarded to Merrill Lynch, shall be recoverable by the Company nor shall such contributions be used by Merrill Lynch for purposes other than the exclusive benefit of Plan Participants.”

     7. Section 4 is hereby amended to read as follows in its entirety:
     “Within 30 days of the receipt of contributions from Participants in the form of payroll deductions, such Participant contributions shall be forwarded by the Company to Merrill Lynch, together with a schedule indicating the amount of contributions made by each Participant.
     Within 30 days of the receipt by the Company of the schedule of Plan Participants referred to in Subsection 3.02 above, an amount equal to the aggregate of the Company’s Regular Contributions for such Plan Year shall be forwarded by the Company to Merrill Lynch, together with a schedule indicating the portion thereof that has been allocated to the account of each Participant.
     In the event the Company authorizes a Discretionary Contribution for a particular year, the Company shall (i) forward to Merrill Lynch an amount equal to the aggregate of such Discretionary Contributions, together with a schedule indicating the portion thereof that has been allocated to the account of each Participant entitled to a Discretionary Contribution, in the same manner provided in the preceding paragraph for Regular Contributions, (ii) directly distribute as compensation to each Participant entitled to a Discretionary Contribution a cash amount equal to the Discretionary Contribution calculated for such Participant or (iii) effect the contribution pursuant to any combination of (i) and (ii) above.
     As soon as practicable and within 15 days after the receipt of funds representing Participant contributions, Company Regular Contributions or Company Discretionary Contributions as provided above, Merrill Lynch shall purchase on the open market as many shares of common stock of the Company as the total amount of such funds may allow.”
     8. Subsection 5.01 is hereby amended to read as follows in its entirety:
     “5.01 Accounts: Merrill Lynch shall open and maintain for each Plan Participant an individual investment program account that enables Merrill Lynch to identify and separately account for Identified Shares (including the purchase, receipt, distribution or sale of Identified Shares as provided in this Plan) held by such Participant.”
     9. Subsection 7.02 is hereby amended to read as follows in its entirety:
     “7.02 Expenses: Expenses of instituting and maintaining the Plan shall be paid by the Company except as herein provided. The Company shall pay Merrill Lynch for commissions and other charges in connection with purchases made with amounts contributed pursuant to Subsections 3.01 and 3.02 hereof or in connection with the reinvestment of dividends.

     Commissions and other charges on sales and purchases with funds other than contributions pursuant to Subsections 3.01 and 3.02 hereof or other than the reinvestment of dividends shall be payable by the Participant and will be at the minimum rates as then in effect, as posted by the broker from time to time.”
     10. Subsection 7.03 is hereby amended to read as follows in its entirety:
     “7.03 Statements: As soon as practicable after the close of each calendar quarter, Merrill Lynch shall forward to each Participant a statement indicating the number of shares purchased or sold for the Participant under the Plan, the price at which such shares were purchased or sold, commissions, if any, payable by the Participant and the current status of his or her account.”
     11. Subsection 8.02 is hereby amended to insert the following as a new second sentence:
“It shall be presumed that the Participant wishes first a distribution of shares that are not Identified Shares, to the extent possible, and Merrill Lynch shall mail to such Participant a certificate representing shares that are not Identified Shares, to the extent possible, with the balance, if any, of the number of shares so requested to be Identified Shares.”
     12. Subsection 8.03 is hereby amended to insert the following as a new second sentence:
“It shall be presumed that the Participant wishes first to sell shares that are not Identified Shares, to the extent possible, and Merrill Lynch shall sell shares that are not Identified Shares, to the extent possible, with the balance, if any, of the number of shares so sold to be Identified Shares.”
     13. Sections of the Plan not specifically amended hereby shall remain unchanged and in full force and effect.
          IN WITNESS WHEREOF, the Company has executed this amendment to the Plan this 21st day of December, 1993, effective as of January 1, 1994.

SERVICE CORPORATION INTERNATIONAL
By:	/s/ Jack L. Stoner
Jack L. Stoner
Senior Vice President Administration